Exhibit 10.3

DIAMONDBACK ENERGY, INC. EXECUTIVE RETIREMENT POLICY
ARTICLE 1
INTRODUCTION
Diamondback Energy, Inc., a Delaware corporation (the “Company”), established this Diamondback Energy, Inc. Executive Retirement Policy (as amended from time to time, the “Retirement Policy”), effective as of August 1, 2026 (the “Effective Date”), to provide for certain payments and benefits to Participants upon a Qualifying Retirement.
ARTICLE 2
DEFINITIONS
Capitalized terms used but not otherwise defined in the Retirement Policy shall have their respective meanings specified below.
2.1    “Administrator” means the Committee, or its delegate, or such other committee or person appointed by the Board of Directors of the Company.
2.2    “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code, and any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.
2.3    “COBRA” means the group health plan continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
2.4    “Code” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.
2.5    “Committee” means the Compensation Committee of the Board of Directors of the Company.
2.6    “Employer” means the Company, Diamondback E&P LLC or any other subsidiary or Affiliate that is designated by the Committee as an Employer under this Retirement Policy.
2.7    “LTI Award” means any long-term incentive award (including any award of restricted stock units (“RSUs”) and performance stock units (“PSUs”)) covering common stock of the Company or its Affiliates granted under (i) the Diamondback Energy, Inc. 2021 Amended and Restated Equity Incentive Plan, (ii) the Viper Energy, Inc. 2024 Amended and Restated Long Term Incentive Plan or (iii) the Viper Energy, Inc. Amended and Restated 2014 Long Term Incentive Plan (as amended), in each case, as may be amended and restated or any successor equity incentive plan.
2.8    “Officer” means any employee of an Employer who holds the title of Vice President, Senior Vice President, Executive Vice President, President or Chief Executive Officer of the Employer or Viper Energy, Inc.

2.9    “Participant” means each Officer who, as of immediately prior to such Officer’s termination of employment, is employed by an Employer; provided, that “Participant” excludes any Officer who, at the time of his or her termination of employment, (a) is covered by an individual arrangement with the Company or an Affiliate thereof that provides for retirement payments and/or benefits, or (b) is participating in another retirement program sponsored or maintained by the Company or an Affiliate thereof that provides for retirement payments and/or benefits (other than a tax-qualified retirement program, such as a 401(k) plan, or a deferred compensation program that provides for payment in connection with a separation from service from the Company or its Affiliate).
2.10    “Qualifying Retirement” means, with respect to any Participant, the Participant’s termination of employment due to a voluntary retirement from the Participant’s Employer on or after the date on which (i) the Participant has attained at least 55 years of age, (ii) the sum of the Participant’s age (measured in years) and Years of Employment equals or exceeds 65, and (iii) the Participant has completed at least 10 Years of Employment, provided that the Participant has provided the Company with at least six months’ advance written notice of the Participant’s retirement (the “Retirement Notice Period”). The Committee may, in its sole discretion, waive all or any portion of the Retirement Notice Period. Notwithstanding the foregoing, if the Participant incurs a termination of employment for any reason during such Retirement Notice Period (other than due to the Participant’s Qualifying Retirement), such termination of employment shall not be deemed to have occurred by reason of the Participant’s Qualifying Retirement for the purposes of this Retirement Policy. For the avoidance of doubt, in no event shall a Participant’s termination of employment by the Company for or without Cause, by such Participant for Good Reason or due to such Participant’s death or Disability (each capitalized term as defined in the Severance Plan) following the date on which the Retirement Notice is delivered to the Company constitute a Qualifying Retirement.
2.11    “Retirement Date” means the date on which a Participant’s employment with an Employer terminates due to his or her Qualifying Retirement.
2.12    “Severance Plan” means the Diamondback Energy, Inc. Amended and Restated Senior Management Severance Plan, as amended from time to time.
2.13    “Target Annual Award” means, with respect to any Participant, such Participant’s target annual bonus award under the Diamondback Energy, Inc. Executive Annual Incentive Compensation Plan (or any successor thereto), if any, for the calendar year in which the Retirement Date occurs.
2.14    “Years of Employment” means the aggregate period of time, expressed as a number of whole years and fractions thereof, during which the Participant served as an employee of the Company, an Employer, any Affiliate or any predecessor thereof. Employment need not be continuous.
ARTICLE 3
EFFECT OF A QUALIFYING RETIREMENT
3.1    Effect of a Qualifying Retirement. If a Participant experiences a Qualifying Retirement, then, subject to the satisfaction of the requirements in Section 3.2, the Participant shall be entitled to the Accrued Obligations and Prior Year Bonus, each as described in Sections 2.1(a) and (b) of the Severance Plan, respectively, as well as the following payments and benefits (collectively, the “Retirement Benefits”):

(a)    LTI Awards. All outstanding and unvested RSUs held by the Participant as of the Retirement Date that were granted on or after the Effective Date shall accelerate and become fully vested as of the Retirement Date. All outstanding PSUs held by the Participant as of the Retirement Date shall remain outstanding for up to the 12 months following the Retirement Date (or, for a Participant with 15 or more Years of Employment as of the Retirement Date, for up to 24 months following the Retirement Date), and shall remain eligible to vest based on the actual achievement of the applicable performance goals for the applicable performance period(s) ending during such 12-month or 24-month period (as applicable). Any portion of a PSU award that does not vest within the applicable period due to failure to achieve applicable performance goals shall be canceled and forfeited without any consideration therefor as of the last day of the applicable performance period.
(b)    Prorated Target Annual Award. To the extent not paid or payable under the terms of the Diamondback Energy, Inc. Executive Annual Incentive Compensation Plan, or any successor thereto, the Employer shall pay to the Participant a lump sum amount in cash equal to the Participant’s target annual bonus for the year that includes the Retirement Date, prorated to reflect the number of days that the Participant was employed by an Employer or an Affiliate during such calendar year. Such prorated target annual bonus amount shall be paid on the first regularly scheduled payroll date following the day that the Release becomes effective and irrevocable in accordance with its terms and in any event no later than March 15 of the calendar year following the calendar year in which the Retirement Date occurs. Notwithstanding the foregoing, if the Participant’s Retirement Date occurs on December 31 of any calendar year, the Participant shall instead receive an annual bonus payment for such calendar year based on actual Company performance, payable at the same time and on the same terms as annual bonuses are paid to other similarly situated employees of the Employer.
(c)    COBRA Payment. Provided that the Participant is eligible for group health plan continuation coverage under COBRA for the Participant and/or the Participant’s eligible dependents under an Employer’s or an Affiliate’s group health plans, the Employer shall pay to the Participant a single lump-sum cash payment equal to the monthly COBRA premium (at the coverage level in effect for the Participant immediately prior to the Retirement Date) as of the Retirement Date, multiplied by the lesser of (i) 18 and (ii) the number of months (including full and partial months) between the Participant’s Retirement Date and the date on which the Participant attains age 65; provided, however, that COBRA premiums for any health flexible spending accounts or health reimbursement arrangements shall be disregarded for purposes of this calculation. Such payment shall be made no later than 74 days following the Retirement Date and shall be subject to applicable tax withholding.
3.2    Conditions to Qualifying Retirement Treatment. As a condition to any Participant’s eligibility for the Retirement Benefits, (i) such Participant must execute, within 45 days following receipt of a waiver and general release of claims in a form prescribed by the Company (the “Release”) (or such shorter period as set forth in the Release), and the Release must become effective and irrevocable in accordance with its terms within 60 days following such Participant’s Retirement Date, and (ii) the Participant must continue to comply with the restrictive covenants under Article 3 of the Severance Plan, which restrictive covenants are incorporated herein by reference as if set forth in full herein, mutatis mutandis.

ARTICLE 4
ADMINISTRATION
The Administrator shall administer the Retirement Policy, and as such is authorized to take all actions and make all determinations contemplated by the Retirement Policy and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Retirement Policy as it shall deem advisable. The Administrator shall make all determinations and interpretations under the Retirement Policy in its sole discretion. No member of the Administrator (or person acting on behalf of the Administrator) shall be liable for any action or determination or interpretation made in good faith with respect to the Retirement Policy and/or any Retirement Benefits.
ARTICLE 5
MISCELLANEOUS
5.1    Authority to Amend and Terminate. The Retirement Policy may be wholly or partially amended or otherwise modified, suspended or terminated at any time and from time to time by the Committee in its sole discretion; provided, that no such amendment, modification, suspension or termination shall, without the express written consent of the affected Participant, materially impair the rights of any Participant who has experienced a Qualifying Retirement on or prior to such amendment, modification, suspension or termination. Notwithstanding the foregoing, from and after the consummation of a Change in Control (as defined in the Severance Plan), this Retirement Policy may not be amended, modified, suspended or terminated except with the express written consent of each Participant who would be adversely affected by any such amendment, modification, suspension or termination.
5.2    Participants Bound; Limited Applicability. Any determination or other action taken by the Administrator with respect to the Retirement Policy, or any action authorized by or taken at the direction of the Administrator, in any case, in good faith, shall be binding and conclusive upon all Participants and all other interested parties under the Retirement Policy. Unless otherwise expressly provided herein or in a written agreement between the Company and any Participant, in no event shall this Retirement Policy apply to any right other than the Retirement Benefits, including without limitation, any severance right or other LTI Award or other award not subject to the Retirement Policy.
5.3    Governing Law; Severability. The Retirement Policy shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction. If any provision is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Retirement Policy shall be construed and enforced as if said illegal or invalid provision had never been included herein.
5.4    Jurisdiction and Venue. Exclusive jurisdiction and venue of all disputes arising out of or relating to this Retirement Policy shall be in any court of appropriate jurisdiction in Midland, Texas, or if such courts do not have jurisdiction or shall not accept jurisdiction, in any court of general jurisdiction in the State of Texas. All Participants hereby irrevocably consent to the exclusive jurisdiction by any such court with respect to any such proceeding and hereby irrevocably waive, and agree not to assert, by way of motion, as a defense, counterclaim or otherwise (a) any claim that such Participant is not personally subject to the jurisdiction of the above-named courts for any reason other than by failure to lawfully serve process, (b) that such Participant or such Participant’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts, and (c) to the fullest extent permitted by applicable law, that (i) the action or proceeding is brought in an inconvenient forum, (ii) the venue of such action or proceeding is improper and (iii) this Retirement Policy or the subject matter thereof may not be enforced in or by such courts. The provisions of this Section 5.4 shall survive and remain in effect until all obligations are satisfied, notwithstanding any termination of this Retirement Policy.
5.5    Waiver of Trial by Jury. To the extent not prohibited by applicable law, each Participant under this Retirement Policy hereby waives, and covenants that such Participant shall not assert (whether as plaintiff, defendant or otherwise), their respective right to a jury trial of any permitted claim or cause of action arising out of this Retirement Policy or any dealings between any of the parties hereto relating to the subject matter of this Retirement Policy. This waiver and covenant is irrevocable and shall apply to any subsequent amendments, supplements or other modifications to this Retirement Policy.
5.6    Section 409A. To the extent applicable, the Retirement Policy shall be interpreted and applied consistent and in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). In addition, to the extent that the Administrator determines that any payments or benefits under the Retirement Policy may not be either compliant with or exempt from Section 409A, the Administrator may in its sole discretion adopt such amendments to the Retirement Policy or take such other actions that the Administrator determines are necessary or appropriate to (a) exempt the compensation and benefits payable under the Retirement Policy from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (b) comply with the requirements of Section 409A and related Department of Treasury guidance; provided, however, that this Section 5.6 shall not create any obligation on the part of the Administrator to adopt any such amendment or take any other action, nor shall the Company have any liability for failing to do so. For purposes of Section 409A, each payment under this Retirement Policy (including the right to receive any installment payments) will be treated as a separate payment. With respect to any provision of the Retirement Policy providing for the payment of any amounts or benefits that constitute “nonqualified deferred compensation” under Section 409A, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Notwithstanding anything to the contrary in this Retirement Policy, to the extent delayed commencement of any portion of the payments or benefits to be made to the Participant under this Retirement Policy is required to avoid a prohibited payment under Section 409A(a)(2)(B)(i) of the Code, such portion of the payments and benefits shall be delayed and paid on the first business day after the earlier of (i) the date that is six months following the Participant’s “separation from service” with the Company, the Employer or their Affiliates (within the meaning of Section 409A) or (ii) the Participant’s death. Further notwithstanding anything in the Retirement Policy to the contrary, any payments or benefits subject to Section 409A that are subject to execution of a Release which may be executed and/or revoked in a calendar year following the calendar year in which the termination of employment occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A.
5.7    Withholding. The Company, the Employer and their Affiliates shall have the authority and the right to deduct and withhold an amount sufficient to satisfy federal, state, local and foreign taxes required by law to be withheld with respect to any Retirement Benefits payable or provided under the Retirement Policy.

5.8    Unfunded Status. The Retirement Policy is intended to be an “unfunded” plan for incentive compensation. With respect to any Retirement Benefits not yet paid or provided to a Participant, nothing contained in the Retirement Policy shall give the Participant any rights that are greater than those of a general creditor of the Company, the Employer or any other Affiliate.
5.9    Benefits Not Assignable. Except as otherwise provided herein or by law, no right or interest of any Participant under the Retirement Policy shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Retirement Policy shall be liable for, or subject to, any obligation or liability of such Participant.
5.10    Retirement Benefits Obligations. Notwithstanding anything contained herein, Retirement Benefits paid or provided under the Retirement Policy may be paid or provided by the Company or the Employer, as applicable.
5.11    Company Successors. The Retirement Policy shall inure to the benefit of and shall be binding upon the Company, the Employer and their successors and assigns. Any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s or the Employer’s business and/or assets shall assume and agree to perform the obligations of the Company or the Employer under the Retirement Policy.
5.12    No Contract. The adoption and maintenance of this Retirement Policy shall not be deemed to be a contract between the Company (or any Affiliate thereof) and any Participant or other person or to be consideration for the employment of or service of any person. Nothing herein contained shall be deemed to give any Participant or other person the right to be an employee or other service provider of the Company or its Affiliates or to restrict the right of the Company or its Affiliates to terminate the employment or service of such Participant or other person at any time, with or without cause, nor shall this Retirement Policy be deemed to give the Company or any of its Affiliates the right to require any Participant or other person to remain as an employee or other service provider of the Company or any of its Affiliates or to restrict any Participant or other person’s right to resign at any time.

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